EXHIBIT 99.1
May 6, 2022

PDC Energy, Inc. Completes Great Western Acquisition

DENVER, May 6, 2022: PDC Energy, Inc. (NASDAQ: PDCE) (“PDC” or the “Company”) today announced that it has completed its acquisition of Great Western Petroleum, LLC (“Great Western”), a privately held company based in Denver. The acquisition was previously announced on February 28, 2022. The consideration paid was $543 million (less $50 million previously placed into escrow) and approximately 4 million shares of PDC common stock. In addition, the Company paid off the Great Western secured credit facility totaling $235 million and $312 million in principal amount of Great Western’s 12% senior secured notes due 2025.

Bart Brookman, President and Chief Executive Officer of PDC, stated “We are excited to close the Great Western acquisition, which is accretive to our operating, ESG and financial metrics. We look forward to providing the market with updated guidance by early next month as we work to integrate Great Western’s operations. I want to thank the Great Western team for their strong focus and commitment to responsible Colorado development. PDC shares this commitment, and we will continue to lead the way in community-focused, environmentally-sound, and efficient operations as we move forward.”

About PDC Energy, Inc.

PDC Energy, Inc. is a domestic independent exploration and production company that acquires, produces, develops, and explores for crude oil, natural gas, and NGLs, with operations in the Wattenberg Field in Colorado and in the Delaware Basin in West Texas. Its operations are focused on the liquid-rich horizontal Niobrara and Codell plays in the Wattenberg Field and the liquid-rich Wolfcamp zones in the Delaware Basin.

Cautionary Statement Regarding Forward-Looking Information

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, that address activities or results that PDC assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of PDC. These include the risk of any unexpected costs or expenses resulting from the acquisition, the risk that problems may arise in
Page | 1

integrating the businesses of the companies which may result in PDC not operating as effectively and efficiently as expected, the risk that PDC may be unable to achieve synergies or other anticipated benefits of the transaction or that it may take longer than expected to achieve those synergies or benefits, and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond PDC’s control, and are subject to risks and uncertainties, including those detailed in PDC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are available on its website at http://www.pdce.com and on the SEC’s website at http://www.sec.gov.

All forward-looking statements are based on assumptions that PDC believes to be reasonable but that may not prove to be accurate. PDC undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Contacts:	Bill Crawford
VP - Finance
303-381-9301
Bill.crawford@pdce.com

###
Page | 2